EXHIBIT 99.2
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp (513) 979-5797 cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall (513) 979-5770 frank.hall@bankatfirst.com
First Financial Announces 2007 Pension Settlement Charge
HAMILTON, Ohio — October 11, 2007 — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced that in the fourth quarter 2007 the company expects to recognize a pre-tax charge of approximately $2.3 million to $2.7 million, or $0.04 to $0.05 per share, related to a FAS 88 settlement charge for its defined benefit pension plan. This charge is similar in nature to the charge the company recognized in the fourth quarter of 2006 in the amount of $3.1 million, or $0.05 per share.
The 2007 FAS 88 settlement charge has been incurred as a result of the company’s staff changes in 2006 and 2007. This charge represents the expected future costs associated with maintaining the pension benefit for former employees who elected to take a lump-sum distribution of their pension benefit. This charge is an acceleration of costs that were previously deferred under pension accounting rules and recognized over time; accordingly, the future pension expense is expected to decline.
In a separate release today, First Financial Bancorp also announced the sale of its merchant payment processing portfolio and expects to record an approximate $5.5 million gain net of expenses or approximately $0.09 per share in the fourth quarter of 2007.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2006. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2006 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.bankatfirst.com and on the SEC’s website at www.sec.gov.